Exhibit 11

[Letterhead of Clifford Chance Rogers & Wells LLP] 200 Park Avenue New York, New York 10166

January 8, 2001

Merrill Lynch Funds For Institutions Series One Financial Center, 23rd Floor Boston, Massachusetts 02111

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Funds For Institutions Series (the “Trust”) in connection with the proposed acquisition by Merrill Lynch Institutional Fund (“Institutional Fund”), a series of the Trust, of substantially all of the assets and the assumption of substantially all of the liabilities of Merrill Lynch Rated Institutional Fund (“Rated Institutional Fund ”), another series of the Trust, in exchange solely for an equal aggregate value of newly issued shares of beneficial interest of Institutional Fund to be distributed thereafter to shareholders of Rated Institutional Fund (collectively the “Reorganization”). This opinion is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-51766) (the “Registration Statement”), relating to shares of beneficial interest of the Trust, each with a par value of $0.10 per share (the “Shares”), to be issued in the Reorganization.

As counsel for the Trust, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, as amended, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Rated Institutional Fund of the Agreement and Plan of Reorganization between the Trust, on behalf of Institutional Fund, and the Trust, on behalf of Rated Institutional Fund, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours, /s/ CLIFFORD CHANCE ROGERS & WELLS LLP